FOR IMMEDIATE RELEASE
ELIZABETH ARDEN, INC. ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS ~ Net Sales of $217 Million; Increase of 6.7% ~ ~ Raises Fiscal 2010 EPS and Operating Cash Flow Guidance ~

          New York, New York (May 6, 2010) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its third fiscal quarter ended March 31, 2010.

THIRD QUARTER RESULTS

          For the quarter ended March 31, 2010, the Company reported net sales of $217.0 million, an increase of 6.7%, as compared to the third quarter of the prior fiscal year. Excluding the favorable impact of foreign currency translation, net sales increased by 2.1%.

          Net loss per diluted share for the third fiscal quarter ended March 31, 2010 was $0.14, as compared to a net loss per diluted share of $0.13 for the prior year period. Excluding restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, net loss per diluted share for the three months ended March 31, 2010 was $0.11, as compared to a net loss per diluted share of $0.19 for the prior year period. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Results for the third quarter were in line with our expectations. We continue to see consistent improvement in our U.S. mass fragrance and international businesses, with sales increases of 7.6% and 13.5%, respectively. Sales were led by the strong performance of our core brands, including the Elizabeth Arden branded products and the Juicy Couture and Britney Spears fragrances."

          Mr. Beattie continued, "I am pleased with the traction we are gaining from all of the initiatives we are implementing to systematically improve the performance of our business, which is evident in our results. As compared to the third quarter of last fiscal year, gross margins improved by 440 basis points and adjusted EBITDA margins improved 170 basis points. In addition, inventories declined by $86 million, or 24%, credit line borrowings were reduced by $84 million and trade payables decreased by $38 million as compared to the March 2009 balances. These improvements contributed to a $91 million increase in year-to-date operating cash flow. As we look towards fiscal 2011, we expect these initiatives to continue to contribute to improved earnings and return on invested capital and a further de-leveraging of our balance sheet."

NINE MONTH RESULTS

          For the nine months ended March 31, 2010, the Company reported net sales of $875.5 million, an increase of 2.1% as compared to the prior year period. Excluding the favorable impact of foreign currency translation, net sales increased by 0.2%. Net income per diluted share was $0.60, as compared to a loss of $0.09 per diluted share for the prior year period. Excluding restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share was $0.74, as compared to net income per diluted share of $0.53 for the prior year period. The prior year period also excludes expenses and non-cash charges related to the Liz Claiborne license agreement.

OUTLOOK

          The Company is confirming its annual net sales guidance and raising its earnings guidance for fiscal 2010. Net sales are expected to increase by 2.5% to 3.5% for fiscal 2010, as compared to the prior fiscal year, and earnings are now expected to be in the range of $0.69 to $0.76 per diluted share. The Company is also raising its guidance for cash flow from operations for fiscal 2010 from a range of $70 million to $75 million to a range of $90 million to $100 million. The Company will provide fiscal 2011 guidance when the Company reports its full year fiscal 2010 results in August 2010.

          The guidance assumes April 2010 foreign currency rates and excludes restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative. The Company notes that the ongoing global economic uncertainty may continue to have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult. The Company believes that net sales, earnings and cash flow from operations guidance, excluding the impact of foreign currency and restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until June 6, 2010.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Mariah Carey, Hilary Duff, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene, Halston, John Varvatos, Kate Spade New York, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Net Sales	$217,026	$203,471	$875,535	$857,663

Cost of Goods Sold:
Cost of Sales	113,885	115,796	479,988	511,962
Depreciation Related to Cost of Goods Sold	1,330	1,118	3,791	3,366

Total Cost of Goods Sold	115,215	116,914	483,779	515,328

Gross Profit	101,811	86,557	391,756	342,335
Gross Profit Percentage	46.9%	42.5%	44.7%	39.9%

Selling, General and Administrative Expenses	97,127	86,398	333,108	316,123
Depreciation and Amortization	5,707	5,274	17,519	15,839

Total Operating Expenses	102,834	91,672	350,627	331,962

Interest Expense, Net	5,271	5,643	16,686	19,244

(Loss) Income Before Income Taxes	(6,294)	(10,758)	24,443	(8,871)
(Benefit from) Provision for Income Taxes	(2,438)	(7,054)	7,203	(6,317)

Net (Loss) Income	$(3,856)	$(3,704)	$17,240	$(2,554)

As reported:

Net (Loss) Income Per Basic Share	$(0.14)	$(0.13)	$0.61	$(0.09)
Net (Loss) Income Per Diluted Share	$(0.14)	$(0.13)	$0.60	$(0.09)

Basic Shares	28,026	27,805	28,034	27,901
Diluted Shares	28,026	27,805	28,688	27,901

EBITDA (a)	$6,014	$1,277	$62,439	$29,578
EBITDA margin (a)	2.8%	0.6%	7.1%	3.4%

Adjusted to exclude the effect of Liz Claiborne-related and restructuring and other expenses, net of taxes (b)(c)(d):

Gross Profit	$101,811	$86,557	$391,756	$362,261
Gross Profit Percentage	46.9%	42.5%	44.7%	42.2%

Net (Loss) Income	$(3,070)	$(5,293)	$21,279	$15,213

Net (Loss) Income Per Basic Share	$(0.11)	$(0.19)	$0.76	$0.55
Net (Loss) Income Per Diluted Share	$(0.11)	$(0.19)	$0.74	$0.53

EBITDA (a)	$7,275	$3,427	$67,687	$57,893
EBITDA margin (a)	3.4%	1.7%	7.7%	6.8%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of Liz Claiborne-related, restructuring and software implementation costs related to our Global Efficiency Re-engineering initiative. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and other expenses. EBITDA margin represents EBITDA divided by Net Sales.

       The table below reconciles net income (loss), as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Nine Months Ended

	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Net (loss) income	$(3,856)	$(3,704)	$17,240	$(2,554)
Plus:
(Benefit from) provision for income taxes	(2,438)	(7,054)	7,203	(6,317)
Interest expense, net	5,271	5,643	16,686	19,244
Depreciation related to cost of goods sold	1,330	1,118	3,791	3,366
Depreciation and amortization	5,707	5,274	17,519	15,839

EBITDA	6,014	1,277	62,439	29,578
Liz Claiborne-related expenses (c)	--	--	--	23,314
Restructuring and other expenses (d)	1,261	2,150	5,248	5,001

EBITDA as adjusted	$7,275	$3,427	$67,687	$57,893

(b)    The table below reconciles the calculation of (i) gross profit, (ii) net (loss) income and (iii) net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne-related, restructuring and other expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and other expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net (loss) income as adjusted" and "Net (loss) income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net (loss) income or net (loss) income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Adjusted to exclude the effect of Liz Claiborne-related, restructuring and other expenses

Gross Profit:
Gross profit as reported	$101,811	$86,557	$391,756	$342,335
Liz Claiborne-related expenses (c)	--	--	--	19,926

Gross profit as adjusted	$101,811	$86,557	$391,756	$362,261

Net (Loss) Income:
Net (loss) income as reported	$(3,856)	$(3,704)	$17,240	$(2,554)
Liz Claiborne-related expenses, net of tax (c)(e)	--	--	--	14,628
Restructuring and other expenses, net of tax (e)	786	(1,589)	4,039	3,139

Net (loss) income as adjusted	$(3,070)	$(5,293)	$21,279	$15,213

Net (Loss) Income Per Basic Share:
Net (loss) income per basic share as reported	$(0.14)	$(0.13)	$0.61	$(0.09)
Liz Claiborne-related, restructuring and other expenses, net of tax (c)(e)	0.03	(0.06)	0.15	0.64

Net (loss) income per basic as adjusted	$(0.11)	$(0.19)	$0.76	$0.55

Net (Loss) Income Per Diluted Share:
Net (loss) income per diluted share as reported	$(0.14)	$(0.13)	$0.60	$(0.09)
Liz Claiborne-related, restructuring and other expenses, net of tax (c)(e)	0.03	(0.06)	0.14	0.62

Net (loss) income per diluted share as adjusted	$(0.11)	$(0.19)	$0.74	$0.53

(c)    For the nine months ended March 31, 2009, gross margin and net income include $18.9 million of non-cash expenses relating to the Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the Liz Claiborne license agreement and $1.0 million of Liz Claiborne transition expenses in cost of sales. Net income for the nine months ended March 31, 2009, also includes $3.4 million of Liz Claiborne transition expenses in selling, general and administrative expenses.

(d)    For the three months ended March 31, 2010, includes $0.9 million related to the implementation of our Oracle accounting and order processing systems and $0.3 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative. For the nine months ended March 31, 2010, includes $2.5 million related to the implementation of our Oracle accounting and order processing systems, $2.0 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.7 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative.  For the three months ended March 31, 2009, includes $1.0 million related to the implementation of our Oracle accounting and order processing systems, $1.1 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.1 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative. For the nine months ended March 31, 2009, includes $1.7 million related to the implementation of our Oracle accounting and order processing systems, $2.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $1.0 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative.

(e)    On a reported basis, for both the three and nine months ended March 31, 2010, our effective tax rate, which is calculated as a percentage of loss or income before income taxes, was 38.7% and 29.5%, respectively. On an adjusted basis, for the three and nine months ended March 31, 2010, our effective tax rate was 39.0% and 28.3%, respectively. On a reported basis, for the three and nine months ended March 31, 2009, our effective tax rate, which is calculated as a percentage of loss or income before income taxes, was 65.6% and 71.2%, respectively. On an adjusted basis, for the three and nine months ended March 31, 2009, our effective tax rate was 38.5% and 21.8%, respectively.

SEGMENT NET SALES
The table below is a comparative summary of our net sales by reportable segment for the three and nine months ended March 31, 2010 and 2009.

(In thousands)	Three Months Ended		% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)

	March 31, 2010	March 31, 2009	GAAP	Constant Rates (1)	March 31, 2010	March 31, 2009	GAAP	Constant Rates (1)

Segment Net Sales
North America Fragrance	$120,942	$120,056	0.7%	(0.5)%	$551,589	$545,804	1.1%	0.6%
International	85,385	75,210	13.5%	10.8%	288,763	281,135	2.7%	1.9%
Other	10,699	8,205	30.4%	30.4%	35,183	30,724	14.5%	14.5%

Total	$217,026	$203,471	6.7%	4.8%	$875,535	$857,663	2.1%	1.5%

(1)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. For purposes of calculating our constant currency information, the International segment net sales for the three and nine months of fiscal 2009 exclude $5.1 million and $11.3 million, respectively, of gains associated with our foreign currency contracts.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31, 2010	June 30, 2009	March 31, 2009

Cash	$24,375	$23,102	$17,255
Accounts Receivable, Net	188,052	190,273	205,127
Inventories	274,656	318,535	360,973
Property and Equipment, Net	71,004	64,110	57,419
Exclusive Brand Licenses, Trademarks and Intangibles, Net	181,552	186,321	196,634
Goodwill	21,054	21,054	21,054
Total Assets	828,299	879,087	915,616
Short-Term Debt	44,000	115,000	128,200
Current Portion of Long-Term Debt	--	545	503
Current Liabilities	238,089	307,126	341,731
Long-Term Liabilities	232,558	235,183	236,496
Total Debt	267,595	338,911	351,996
Shareholders' Equity	357,652	336,778	337,389
Working Capital	305,564	286,612	293,164

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)
	Nine Months Ended

	March 31, 2010	March 31, 2009

Net cash provided by (used in) operating activities	$102,974	$11,847
Net cash used in investing activities	(26,806)	(24,072)
Net cash (used in) provided by financing activities	(75,406)	5,174
Net increase in cash and cash equivalents	1,273	(9,141)

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, operating cash flow and returns on invested capital, and the costs, savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international tax laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as domestic or global recessions;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to product ingredients, or accounting standards or critical accounting estimates;

*

the success of, and costs associated with, our Global Efficiency Re-engineering initiative and related restructuring plan, including our transition to a turnkey manufacturing process and implementation of our new Oracle financial accounting and order processing system;

*

the potential for significant impairment charges relating to our trademark, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2009.

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